Exhibit 4.12

This instrument was prepared by and
after recording should be mailed to:

Wayne F. Osoba
Foley & Lardner LLP
321 North Clark Street
Suite 2800
Chicago, Illinois 60654-5313

NORTH SHORE GAS COMPANY
to
U.S. BANK NATIONAL ASSOCIATION,
as successor trustee to CONTINENTAL BANK, NATIONAL ASSOCIATION
Trustee

_______________

Fifteenth
SUPPLEMENTAL INDENTURE

_______________

Dated as of November 1, 2008

_______________

SUPPLEMENTING THE INDENTURE
DATED AS OF APRIL 1, 1955
AND
CREATING FIRST MORTGAGE
7.00% BONDS, SERIES O

Fifteenth Supplemental Indenture, dated as of the 1st day of November, 2008, by and between NORTH SHORE GAS COMPANY, a corporation duly organized on October 7, 1963, and existing under and by virtue of the laws of the State of Illinois (hereinafter sometimes called the “Company”) and U.S. BANK NATIONAL ASSOCIATION, AS SUCCESSOR TRUSTEE TO CONTINENTAL BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America and having its office and place of business in the City of St. Paul, Minnesota (hereinafter sometimes called the “Trustee”).

WITNESSETH:

WHEREAS, the original North Shore Gas Company (hereinafter called “North Shore”) heretofore executed and delivered to the Trustee its Indenture (hereinafter called the “Original Indenture”), dated as of April 1, 1955 (the Company acquired the name “North Shore Gas Company” in 1963, having been previously known as Lake Gas Company, and assumed the obligations of North Shore under the Original Indenture in that same year), whereby North Shore granted, bargained, sold, transferred, assigned, pledged, mortgaged, warranted and conveyed, unto the Trustee and to its successors in said trust, all property, real, personal and mixed, then owned or thereafter acquired by it (other than property expressly excepted from the lien thereof) to be held by said Trustee in trust in accordance with the provisions of the Original Indenture for the equal proportionate benefit and security of all bonds issued and to be issued thereunder in accordance with the provisions thereof, and said Original Indenture provided for the issuance of a series of bonds designated “First Mortgage 3 1/2% Bonds, Series A”; and

WHEREAS, North Shore has heretofore executed and delivered to the Trustee its First Supplemental Indenture, dated as of July 1, 1957, providing for the issuance under the Original Indenture of a series of bonds designated “First Mortgage 4 3/4% Bonds, Series B” and its Second Supplemental Indenture, dated as of December 1, 1961, providing for the issuance under the Original Indenture of a series of bonds designated “First Mortgage 5% Bonds, Series C”; and

 WHEREAS, Lake Gas Company, having acquired on December 20, 1963, the name of North Shore Gas Company and, subject to the lien of the Original Indenture, all of its property then subject to said lien, thereafter, in accordance with the provisions of Article XIV of the Original Indenture, executed and delivered to the Trustee an indenture entitled “Third Supplemental Indenture,” dated as of December 20, 1963, whereby, among other things, the Company assumed and agreed to pay the principal, premium, if any, and interest of all bonds issued or to be issued under the Original Indenture and secured thereby, and to perform and fulfill all of the terms, covenants and conditions of the Original Indenture binding upon North Shore, and in and by said Third Supplemental Indenture the Company subjected to the lien of the Original Indenture, subject to the exclusions and exceptions set forth in said Third Supplemental Indenture, all of the property then owned by the Company or thereafter acquired by it (other than property of a character which is excluded from the lien of the Original Indenture), all as more fully set forth in said Third Supplemental Indenture; and by virtue of all of the things done as in this paragraph recited, the Company has become the successor corporation under the Original Indenture subject to all of the terms, conditions and restrictions thereof, and, in accordance with the provisions of Section 2 of Article XIV of the Original Indenture, may issue bonds under the Original Indenture; and

WHEREAS, thereafter the Company has made, executed and delivered other indentures supplemental to the Original Indenture, of which the indentures supplemental to the Original Indenture, dated, respectively, as of May 1, 1964, as of February 1, 1970, as of October 1, 1973, as of February 15, 1977, as of September 15, 1980, as of December 1, 1987, as of November 1, 1990, as of October 1, 1992, as of April 1, 1993, as of December 1, 1998 and as of April 15, 2003 (said Original Indenture, as so supplemented and amended, being collectively called the “Indenture”); and

WHEREAS, all bonds which have heretofore been issued and outstanding under the Indenture have been retired and cancelled, except that as of November 1, 2008, there were bonds of the following series outstanding in the aggregate principal amounts indicated below:

Bonds	Due Date	Aggregate Principal Amount
Series M	December 1, 2028	$29,045,000
Series N-2	May 1, 2013	$40,000,000

; and

WHEREAS, it is provided in Article III of the Indenture, that bonds of any series may from time to time be issued thereunder by the Company in an aggregate principal amount equal to 66 2/3% of the amount of net expenditures for unfunded bondable property as defined in the Indenture or upon the deposit of cash with the Trustee equal to the aggregate principal amount of the bonds whose authentication and delivery is then applied for; and

WHEREAS, the Company has duly determined to create one additional series of its bonds to be issued under the Indenture, as supplemented by this Fifteenth Supplemental Indenture, designated “First Mortgage 7.00% Bonds, Series O” (the “bonds of Series O”) and to issue an aggregate of $6,500,000 principal amount of said bonds, all of which shall contain such provisions as are set forth in this Fifteenth Supplemental Indenture; and

WHEREAS, the Company desires in and by this Fifteenth Supplemental Indenture to set forth the description of, confirm unto the Trustee and give further assurance to it with respect to, certain property heretofore acquired by the Company and now subject to the lien of the Indenture but not heretofore specifically described herein; and

WHEREAS, the Company desires to reserve the right to amend the Indenture without any consent or other action by holders of the bonds of Series O or any subsequent series, to provide that the Indenture, the rights and obligations of the Company and the rights of the bondholders may be modified with the consent of the holders of not less than 60% in aggregate principal amount of the bonds adversely affected; provided, however, that no modification shall (1) extend the maturity of any of the bonds of Series O or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of principal thereof (or with respect to the bonds of Series O change the amount or time of any prepayment or payment of principal or of any payment of interest or reduce the rate of interest or change the method of computation of interest or of the Make-Whole Amount), or reduce the Make-Whole Amount, if any, payable on redemption thereof or change the coin or currency in which any bond or interest thereon or

Make-Whole Amount, if any, is payable without the consent of the holder of each bond so affected, (2) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, without the consent of the holders of all bonds then outstanding, or (3) reduce the above percentage of the aggregate principal amount of bonds the holders of which are required to approve any such modification without the consent of the holders of all bonds then outstanding; and

WHEREAS, the form of registered bond of Series O and the form of the Trustee’s Certificate to appear on all bonds of Series O shall be substantially as set forth in Exhibit A, attached hereto and made a part hereof; and

WHEREAS, all acts and things necessary to make the bonds of Series O, when authenticated by the Trustee and issued as in the Indenture and in this Fifteenth Supplemental Indenture provided, the valid, binding and legal obligations of the Company entitled in all respects to the security of the Indenture have been done and performed, and the creation, execution and delivery of this Fifteenth Supplemental Indenture have in all respects been duly authorized;

NOW, THEREFORE, THIS FIFTEENTH SUPPLEMENTAL INDENTURE WITNESSETH, that, in order to further secure the payment of the principal of, premium, if any, and interest on all bonds at any time issued and outstanding under the Indenture according to their tenor, purport and effect, and to secure the performance and observance of all the covenants and conditions therein and in the Indenture contained and for valuable consideration, the receipt whereof is hereby acknowledged, the Company does hereby grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm and warrant unto the Trustee, the properties which are described in Schedule 1 which is annexed hereto and hereby expressly made a part hereof;

TO HAVE AND TO HOLD all of said properties and all and singular the lands, properties, estates, rights, franchises and privileges hereby mortgaged, conveyed, pledged or assigned, or intended so to be, by the Indenture, and this Fifteenth Supplemental Indenture, together with all appurtenances thereunto appertaining, unto the Trustee and its successors and assigns forever;

Subject, however, to permitted encumbrances and liens (as defined in the Indenture) and to the exceptions set forth in the granting and pledging clauses of the Indenture, and, as to any property hereafter acquired by the Company, to any liens thereon existing, and to any liens for unpaid portions of the purchase price placed thereon at the time of such acquisition, but only to the extent that such liens are permitted by the Indenture.

IN TRUST, NEVERTHELESS, upon the terms and trusts in the Indenture and in this Fifteenth Supplemental Indenture set forth, for the equal and proportionate use, benefit, security and protection of those who from time to time shall hold the bonds and coupons authenticated and delivered under the Indenture and as supplemented by this Fifteenth Supplemental Indenture and as may hereafter be further amended and supplemented, and duly issued by the Company, without any discrimination, preference or priority of any bond or coupon over any other by reason of priority in time of issue, sale or negotiation thereof or otherwise, except as provided in the Indenture, so that, subject to said provisions, each and all of said bonds and coupons shall have the same right, lien and privilege under the Indenture and any indenture supplemental thereto and shall be equally secured thereby (except as any sinking, amortization, improvement, renewal or other fund, established in accordance with the provisions of the Indenture or any indenture supplemental thereto, may afford additional security for the bonds of any particular series), and in trust for enforcing the payment of the principal of the bonds and of the interest thereon according to the tenor, purport and effect of the bonds and coupons and of the Indenture and for enforcing the terms, provisions, covenants and stipulations in the Indenture, and in this Fifteenth Supplemental Indenture and in the bonds set forth.

UPON CONDITION that, until the happening of an Event of Default (as defined in Section 1 of Article X of the Indenture), the Company shall be suffered and permitted to possess, use and enjoy said properties, except as limited in respect of money, securities and other personal property pledged or deposited with or required to be pledged or deposited with the Trustee, and to receive and use the rents, issues, income, revenues, earnings and profits therefrom.

IT IS HEREBY COVENANTED, DECLARED AND AGREED by and between the Company and the Trustee, and its successor or successors in trust, as follows:

ARTICLE I

BONDS OF SERIES O

Section 1.01.   Designation, Maturity and Interest Rate of Bonds.

There is hereby created and authorized one new series of bonds which shall be designated First Mortgage 7.00% Bonds, Series O, due November 1, 2013.  The aggregate principal amount of bonds of Series O which may be executed by the Company and authenticated by the Trustee shall be limited to $6,500,000 (exclusive of bonds authenticated and delivered upon transfers pursuant to Section 1.04 of Article I hereof and Sections 9, 10, 11 and 12 of Article II of the Original Indenture and delivered pursuant to Section 2 of Article VI of the Original Indenture as the same may relate to fully registered bonds); provided, however, that no more than $6,500,000 aggregate principal amount of bonds of Series O shall be outstanding at any given time.  All bonds of Series O shall be registered bonds without coupons and shall be dated as provided in Section 1 of Article II of the Indenture and so long as there is no existing default in the payment of interest upon the bonds of Series O, any bond of Series O issued after the close of business on any Record Date, as hereinafter defined, with respect to any interest payment date (May 1 or November 1, as the case may be) and prior to such interest payment date shall be dated as of such interest payment date; provided, however, that if and to the extent that the Company shall default in the payment of interest due on such interest payment date, then any such bond of Series O shall bear interest from May 1 or November 1, as the case may be, being the interest payment date for bonds of Series O to which interest has previously been paid or made available for payment on the outstanding bonds of said series, or if the Company shall default in the payment of interest on the first interest payment date for bonds of Series O, then from the date of the commencement of the first interest period of such bonds of Series O, which date shall be the date of initial issuance of the bonds of Series O.

All bonds of Series O shall bear interest from the date thereof (provided, however, that with respect to the initial interest period ending on May 1, 2009, interest shall accrue from November 3, 2008), payable at or before 9:00 a.m. Chicago time on May 1 and November 1 in each year, commencing May 1, 2009, until the principal thereof shall have become due and payable, at the rate of 7.00% per annum, and on any overdue principal and (to the extent that payment of such interest is enforceable under the applicable law) on any overdue installment of interest at the Overdue Rate.  “Overdue Rate” shall mean the rate of interest that is the greater of (i) 1% per annum above the rate of interest stated as the coupon rate of the bonds of Series O or (ii) 1% over the rate of interest publicly announced by Citibank N.A. in New York, New York as its “base” or “prime” rate.  Subject to Section 9 of the Bond Purchase Agreement, the bonds of Series O shall be payable both as to principal and interest, and as to Make-Whole Amount, if any, in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the office or agency of the Trustee in St. Paul, Minnesota.

Subject to Section 9 of the Bond Purchase Agreement, so long as there is no existing default in the payment of interest on the bonds of Series O, the interest payable on any interest payment date shall be paid to the person in whose name any bond of Series O is registered at the close of business on the Record Date with respect to such interest payment date, and such person shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of any such bond of Series O on any exchange or transfer of registration thereof subsequent to the Record Date and prior to such interest payment date, except as and to the extent the Company shall default in the payment of interest due on such interest payment date, in which event such defaulted interest shall be paid to the person in whose name each bond of Series O is registered on the close of business on a subsequent Record Date, which shall not be less than five (5) days prior to the date of payment of such defaulted interest, established by notice given by mail by or on behalf of the Company to the persons in whose names such bonds of Series O are registered and to the Trustee not less than ten (10) days preceding such subsequent Record Date.

As used in this Section 1.01, the term “Record Date” means, with respect to any interest payment date (May 1 or November 1, as the case may be), the fifteenth day of April or the fifteenth day of October, as the case may be, next preceding such interest payment date, or, if such fifteenth day of April or fifteenth day of October is not a Business Day, the Business Day next preceding such fifteenth day of April or fifteenth day of October, or with respect to the payment of defaulted interest, the date established by the Company as hereinabove provided.

As used in this Section 1.01, the term “default in the payment of interest” means failure to pay interest on the applicable interest payment date disregarding any period of grace permitted by the Indenture, as amended and supplemented.

Section 1.02.   Issuance of Bonds.

Bonds of Series O may be issued only as registered bonds without coupons (hereinafter sometimes referred to as “registered bonds”), and they shall be substantially in the form set forth in Exhibit A.  They shall be issuable in denominations which shall be multiples of $100,000 and any integral multiple thereof and the execution by the Company of any bond of Series O shall evidence conclusively the due authorization of the denomination of such bond.  Each registered bond of Series O shall be dated as of the date of the interest payment date on which interest was paid on other bonds of said Series next preceding the date of issue of such registered bond, except that (i) so long as there is no existing default in the payment of interest upon the bonds of Series O, any bond of Series O issued after the close of business on any record date with respect to any interest payment date and prior to such interest payment date, shall be dated as of such interest payment date, and (ii) any bond of Series O issued on an interest payment date on which interest on other bonds of Series O was paid shall be dated as of the date of issue and (iii) any bond of Series O issued before the initial interest payment date, shall be dated the date of commencement of the first interest period for the bonds of Series O, unless (i) above is applicable.

The registered owner of any bond of Series O dated as of an interest payment date as provided in (i) above shall, if the Company shall default in the payment of interest due on such interest payment date and such default shall be continuing, be entitled to exchange such bond for a bond or bonds of Series O of the same aggregate principal amount dated as of the interest payment date next preceding the interest payment date first mentioned in this sentence, or, if the Company shall default in the payment of interest on the first interest payment date for bonds of Series O, such owner shall be entitled to exchange such bond for a bond or bonds of Series O of the same aggregate principal amount dated the date of initial issuance of the bonds of Series O.  If the Trustee shall have knowledge at any time that any registered owner of a bond of Series O shall be entitled by the provision of the next preceding sentence to exchange such bond, the Trustee shall within thirty (30) days mail to such owner at the address of such owner appearing upon the registry book, a notice informing such owner that such owner has such right of exchange.

Section 1.03.   Redemption of Bonds by Company.

(a) The bonds of Series O are subject to mandatory redemption in whole, upon the notice and in the manner and with the effect provided in the Indenture, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date, but without premium, in the event that all or substantially all of the mortgaged property shall be sold or taken by the power of eminent domain or otherwise.

(b)(i) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the bonds of Series O, in an amount not less than 10% of the aggregate principal amount of the bonds of Series O then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued and unpaid thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of bonds of Series O written notice of each optional prepayment under this Section 1.03(b)(i) not less than 30 days and not more than 60 days prior to the date fixed for such payment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the bonds of Series O to be prepaid on such date, the principal amount of each bond of Series O held by each holder to be prepaid (determined in accordance with this Section 1.03(b)(ii)), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of bonds of Series O a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(ii) In the case of each partial prepayment of the bonds of Series O pursuant to this Section 1.03(b), the principal amount of the bonds of Series O to be prepaid shall be allocated among all of the bonds of Series O at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

(c) In the case of each prepayment of bonds of Series O pursuant to Section 1.03(a) or (b), the principal amount of each bond of Series O to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any bond of Series O paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no bond of Series O shall be issued in lieu of any prepaid principal amount of any bond of Series  O.

(d) The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding bonds of Series O except (1) upon the payment or prepayment of the bonds of Series O in accordance with the terms of this Supplemental Indenture and the bonds of Series O or (2) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all bonds of Series O at the time outstanding upon the same terms and conditions.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days.  If the holders of more than 10% of the principal amount of the bonds of Series O then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of bonds of Series O of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all bonds of Series O acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of bonds of Series O pursuant to any provision of this Supplemental Indenture and no bonds of Series O may be issued in substitution or exchange for any such bonds of Series O.

Bonds of Series O shall be redeemable pursuant to Section 1.03(a) upon the notice provided for in Section 1.05 of this Article I.

Section 1.04.   Exchange of Bonds.

In the manner prescribed in the Indenture, the holder of a registered bond or bonds of Series O may, at the office or agency of the Trustee in the City of St. Paul, State of Minnesota,

surrender such bond or bonds in exchange for a like aggregate principal amount of one or more registered bonds of Series O of any authorized denomination or denominations.

No charge will be made by the Company to the registered owner of a bond of Series O for the transfer thereof or for the exchange thereof for bonds of Series O of other authorized denominations, except, in the case of transfer, a charge sufficient to reimburse the Company for any stamp or other tax or governmental charge required to be paid by the Company or the Trustee.

Section 1.05.   Notice of Redemption.

If bonds of Series O are to be redeemed as provided in Section 1.03(a) of this Article I, written notice of redemption shall be mailed by or on behalf of the Company, postage prepaid, at least thirty (30) days and not more than sixty (60) days prior to such date of redemption, to the registered owners of all bonds of Series O to be so redeemed, at their respective addresses appearing upon the registry book and in the manner provided in Section 13 of the Bond Purchase Agreement.  Any notice which is mailed as herein provided shall be conclusively presumed to have been properly and sufficiently given on the date of such mailing, whether or not the holder receives the notice.  In any case, failure to give due notice by mail, or any defect in the notice, to the registered owners of any bonds of Series O designated for redemption as a whole or in part, shall not affect the validity of the proceedings for the redemption of any other bond of Series O.  In case of any redemption of bonds of Series O by the Trustee pursuant to the provisions of the Indenture or any indenture supplemental thereto, notice of redemption shall be given in a similar manner by the Trustee.

Except as provided above, the provisions of Article VI of the Indenture shall apply to any redemption of the bonds of Series O under Section 1.03 hereof.

Section 1.06.   Execution and Authentication of Bonds.

Upon the execution and delivery of this Fifteenth Supplemental Indenture and upon compliance with the applicable provisions of the Indenture, as supplemented by this Fifteenth Supplemental Indenture, the Company shall execute and deliver to the Trustee and the Trustee shall authenticate and deliver to or upon the written order of the President, Executive Vice President, Chief Financial Officer, Treasurer or a Vice President of the Company, bonds of Series O in an aggregate principal amount of $6,500,000.  All bonds of Series O shall be executed on behalf of the Company by the manual signature of its President, Executive Vice President, Chief Financial Officer, Treasurer or a Vice President of the Company and its corporate seal shall be impressed or imprinted and attested by the manual signature of its Secretary or one of its Assistant Secretaries, and be authenticated by the manual execution by the Trustee of the certificate endorsed on said bonds of Series O.

Section 1.07.   Form of Bonds.

Bonds of Series O issued will be substantially in the form of Exhibit A attached hereto.  Bonds of Series O shall bear a private placement legend.

Section 1.08.   Definitions.

In this Supplemental Indenture, the following terms shall have the meanings specified in this Section 1.08, unless the context otherwise requires:

“Affiliate” shall have the meaning assigned thereto in the Bond Purchase Agreement.

“Bond Purchase Agreement” means that certain Bond Purchase Agreement dated as of November 3, 2008 between the Company and the Institutional Investors named on Schedule A thereto, under and pursuant to which the bonds of Series O were issued, as the same may from time to time be amended or supplemented.

“Business Day” means any day which is not a Sunday or a legal holiday or a day (including Saturday) on which banking institutions in Chicago, Illinois, in New York, New York, and in the city where the Principal Office of the Trustee is located are not required or authorized to remain closed and other than a day on which the New York Stock Exchange is not closed.

“Institutional Investor” shall have the meaning assigned thereto in the Bond Purchase Agreement.

“Make-Whole Amount” means, with respect to any bond of Series O, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such bond over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any bonds of Series O, the principal of such bond of Series O that is to be prepaid pursuant to Section 1.03(b).

“Discounted Value” means, with respect to the Called Principal of any bond of Series O, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the bond of Series O is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any bond of Series O, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable bond of Series O.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any bond of Series O, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the bonds of Series O, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 1.03(b).

“Settlement Date” means, with respect to the Called Principal of any bond of Series O, the date on which such Called Principal is to be prepaid pursuant to Section 1.03(b).

“Overdue Rate” means that rate of interest that is the greater of (i) 1% per annum above the rate of interest stated in clause (a) of the first paragraph of the bonds of Series O or (ii) 1% over the rate of interest publicly announced by Citibank N.A. in New York, New York as its “base” or “prime” rate.

“Securities Act” means the Securities Act of 1933, as amended.

 “Senior Financial Officer” shall have the meaning assigned thereto in the Bond Purchase Agreement.

Section 1.09.   Date of Payments.

In any case where the date of maturity of interest of the bonds of Series O or the date fixed for redemption of any bonds of Series O shall be in the location of the principal office of the Trustee on a day other than a Business Day, then payment of interest or principal (and Make-

Whole Amount, if any) need not be made on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue for the period after such date; provided that if the maturity date of the bonds of Series O is a day other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional day elapsed in the computation of interest payable on such next succeeding Business Day.

Section 1.10.   Reservation of Right to Amend the Indenture.

The Company reserves the right, without any consent or other action by holders of the bonds of Series O, or any subsequent series of bonds, to amend the Indenture by inserting the following language as Section 4 of Article XVI immediately following current Section 3 of Article XVI of the Indenture:

“Section 4.   Anything in Section 1 of this Article XVI to the contrary notwithstanding, with the consent of the holders and registered owners of not less than sixty per centum (60%) in aggregate principal amount of all the bonds then outstanding (determined as provided in Section 2 of Article XVII of this Indenture) or their attorneys-in-fact duly authorized, or, if the rights of the holders of one or more, but not all, series then outstanding are affected, the consent of the holders and registered owners of not less than sixty per centum (60%) in aggregate principal amount of all the bonds then outstanding (determined as provided in Section 2 of Article XVII of this Indenture) of all affected series, taken together, and of any other series, the Company, when authorized by resolution of its Board of Directors, and the Trustee from time to time and at any time, subject to the restrictions in this Indenture contained, may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or modifying the rights and obligations of the Company and the rights of the holders of any of the bonds and coupons; provided, however, that no such supplemental indenture shall (1) extend the maturity of any of the bonds or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of the principal thereof  (or with respect to the bonds of Series O change the amount or time of any prepayment or payment of principal or of any payment of interest or reduce the rate of interest or change the method of computation of interest or of the Make-Whole Amount), or reduce the Make-Whole Amount, if any, or any premium payable on the redemption thereof or change the coin or currency in which any bond or interest thereon, or Make-Whole Amount, if any is payable, without the consent of the holder of each bond so affected, or (2) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, without the consent of the holders and registered owners of all the bonds then outstanding, or (3) reduce the aforesaid percentage of the aggregate principal amount of bonds the holders and registered owners of which are required to approve any such supplemental indenture, without the consent of the holders of all the bonds then outstanding.  For the purposes of this Section 4, bonds shall be deemed to be affected by a supplemental indenture if, in the opinion of the Trustee, such supplemental indenture would adversely affect or diminish the rights of holders thereof against the Company or against its property.

Upon the written request of the Company, accompanied by a resolution of its Board of Directors authorizing the execution of any such supplemental indenture, and upon the filing with the Trustee of evidence of the consent of bondholders as aforesaid (the instrument or instruments evidencing such consent to be dated within one year of such request), the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.  The Trustee shall be entitled to receive and, subject to Section 1 of Article XV hereof, may rely upon, an opinion of counsel as conclusive evidence that any such supplemental indenture is authorized or permitted by the provisions of this Section 4.

It shall not be necessary for the consent of the bondholders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof; provided that the Company shall or shall cause the Trustee to deliver an execution copy of such Supplemental Indenture to each of the bond holders.

The Company and the Trustee, if they so elect, and either before or after such 60% or greater consent has been obtained, may require the holder or registered owner of any bond consenting to the execution of any such supplemental indenture to submit its bond to the Trustee or to such bank, banker or trust company as may be designated by the Trustee for the purpose, for the notation thereon of the fact that the holder or registered owner of such bond has consented to the execution of such supplemental indenture, and in such case such notation, in form satisfactory to the Trustee, shall be made upon all bonds so submitted, and such bonds bearing such notation shall forthwith be returned to the persons entitled thereto; provided, with respect to the bonds of Series O, that if the holder of any bond is an Institutional Investor which certifies in writing that it has at a minimum net worth of at least $50,000,000, such holder may not surrender its bond for such notation but shall be deemed to have consented to the execution of such Supplemental Indenture.  All subsequent holders and registered owners of bonds bearing such notation shall be deemed to have consented to the execution of such supplemental indenture, and consent, once given or deemed to be given, may not be withdrawn.

Prior to the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section 4, the Company shall publish a notice, setting forth in general terms the substance of such supplemental indenture, at least once in one daily newspaper of general circulation in each city in which the principal of any of the bonds shall be payable, or, if all bonds outstanding shall be registered bonds without coupons or coupon bonds registered as to principal, such notice shall be sufficiently given if mailed, first class, postage prepaid, and registered to each registered holder of bonds at the last address of such holder appearing on the registry books and at the last address of such holder as provided in Section 13 of the Bond Purchase Agreement, such publication or mailing, as the case may be, to be made not less than thirty (30) days prior to such execution.  Any failure of the Company to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”

Section 1.11.   Private Placement of Bonds.

Bonds of Series O shall initially be offered and sold in reliance on the exemption contained under Section 4(2) of the Securities Act to an institution which is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

Section 1.12.   Private Placement Legend.

Each bond of Series O shall bear a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY OTHER STATE.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

ARTICLE II

ADDITIONAL COVENANTS

Section 2.01.   Covenants of Company under Indenture.

The Company covenants that, so long as any bonds of Series O are outstanding, the Company will comply with and observe the covenants, terms and provisions contained in Section 10 of Article IV of the Indenture which covenants, terms and provisions shall remain in effect and shall be for the benefit of the holders of the bonds of Series O as well as the bonds of Series M and the bonds of Series N-2.

Section 2.02.   Certain Restrictions.

So long as any bonds of Series O are outstanding, the Company will not declare or pay any dividends (other than dividends payable solely in its common stock) or make any distribution of any kind on, or make any expenditures to purchase, redeem or retire (other than by exchange for other shares, or through the application of the net cash proceeds of the sale of other shares, exchanged or sold after the date of the initial issuance of any bonds of Series O), any shares of its common stock if:

(a)
after giving effect to the dividend, distribution, or expenditure concerned, the aggregate amount thereof (except to the extent hereinbefore in this section excepted from the effect hereof) shall be in excess of the sum of $500,000 plus (or, in the event such accumulated surplus earnings shall be a negative amount, minus) the surplus earnings of the Company, determined in accordance with generally accepted accounting principles, accumulated subsequent to September 30, 1980; or

(b)
any event of default hereunder shall then exist or thereby occur or an event shall have occurred or a situation shall then exist which by lapse of time alone would become an event of default hereunder.

“Surplus earnings” for purposes of this Section 2.02 shall be deemed to mean net earnings, as defined in paragraph 12 of Article I of the Indenture, less all applicable interest charges and less all taxes on income not deducted in computing said net earnings.

Section 2.03.   Default; Event of Default.

The term “default” or “event of default” wherever used in this Fifteenth Supplemental Indenture shall mean any one or more of the events set forth in Article X of the Indenture.

ARTICLE III

MISCELLANEOUS

Section 3.01.   Terms Defined in the Indenture.

For all purposes of this Fifteenth Supplemental Indenture, all terms herein contained shall, except as the context may otherwise require or as provided herein, have the meanings given to such terms in the Indenture.

Section 3.02.   Recitals Not Made by Trustee.

The recitals contained in this Fifteenth Supplemental Indenture are made by the Company and not by the Trustee; and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as set forth herein in full.

Section 3.03.   Counterparts.

This Fifteenth Supplemental Indenture may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and shall constitute but one and the same instrument.

Section 3.04.   Governing Law.

This Fifteenth Supplemental Indenture shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of such State that would permit the application of the laws of a jurisdiction other than such State.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its corporate name by its President, Executive Vice President, Chief Financial Officer, Treasurer or a Vice President and its corporate seal to be hereunto affixed and to be attested by its Secretary or an Assistant Secretary, and said U.S. Bank National Association, as successor trustee to Continental Bank, National Association, to evidence its acceptance of its trust hereby created, has caused this instrument to be executed in its corporate name by an Executive Vice President or one of its Vice Presidents and its corporate seal to be hereunto affixed and to be attested by an Assistant Secretary, in several counterparts, all as of the day and year first above written.

North Shore Gas Company

(SEAL)	By:______________________
Bradley A. Johnson
Its: Treasurer

Attest:

________________________________
Barth J. Wolf
Its: Secretary
U.S. Bank National Association, as Successor Trustee to Continental Bank, National Association

(SEAL)	By:_____________________
Richard Prokosch
Its: Vice President

Attest:

_________________________________
Raymond Haverstock
Its: Vice President

State of Wisconsin               )
)  SS.
County of ______                 )

I, ___________________, a Notary public in and for said County, in the State aforesaid, Do Hereby Certify that Bradley A. Johnson and Barth J. Wolf, personally known to me to be the same persons whose names are subscribed to the foregoing instrument, and personally known to me to be the duly qualified and acting Treasurer and Secretary, respectively, of North Shore Gas Company, appeared before me this day in person, and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary acts as such Treasurer and Secretary, respectively, and as the free and voluntary act of said North Shore Gas Company, for the uses and purposes therein set forth.

In witness whereof, I have hereunto set my hand and have affixed my Notarial Seal this ____ day of November, 2008.

______________________
Notary Public

My commission expires _______________, ____

State of _______                  )
)  SS.
County of _______               )

I, ___________________, a Notary public in and for said County, in the State aforesaid, do hereby certify that Richard Prokosch and Raymond Haverstock, personally known to me to be the same persons whose names are subscribed to the foregoing instrument, and personally known to me to be the duly qualified and acting Vice President and Vice President, respectively, of U.S. Bank National Association, as successor trustee to Continental Bank, National Association, appeared before me this day in person, and acknowledged that they signed, sealed and delivered the said instrument as their free and voluntary acts as such Vice President and Vice President, respectively, and as the free and voluntary act of said U.S. Bank National Association, for the uses and purposes therein set forth.

In witness whereof, I have hereunto set my hand and have affixed my Notarial Seal this ____ day of November, 2008.

_________________________
Notary Public

My commission expires _______________, ____

SCHEDULE 1

EASEMENTS AND OTHER INTERESTS IN LAND

All rights of way, easements, franchises, licenses, permits, privileges, leases, leaseholds and other authority granted to the Company for the purpose of constructing, installing, operating, using, maintaining, renewing, replacing or relocating gas mains, pipelines, services and other facilities on, over or in private property owned by others and situated in the County of Cook in the State of Illinois, including, without limiting the generality of the foregoing, those certain easements granted to the Company by the grantors hereinafter named and filed for record and recorded as hereinafter set forth, to wit:

Exhibit A

(Form of Series O Registered Bond Without Coupons)

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY OTHER STATE.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

ICC Identification No. 6499
CUSIP:  662325 B*9

No. R-___

$. . . . . . ..

NORTH SHORE GAS COMPANY

FIRST MORTGAGE 7.00% BONDS,

SERIES O

DUE NOVEMBER 1,  2013

NORTH SHORE GAS COMPANY, an Illinois corporation (hereinafter called the “Company”), for value received, hereby promises to pay to. . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ., or registered assigns on November 1, 2013, unless this Bond shall have been called for redemption and payment of the redemption price shall have been duly made or provided for in accordance with the hereinafter described Indenture, the principal sum of . . . . . . . . . . . . . . . Dollars ($            ), and to pay interest on the balance of said principal sum from time to time remaining unpaid from May 1 or November 1 to which interest has been paid next preceding the date of authentication of this Bond, unless this Bond is authenticated on May 1 or November 1 to which interest has been paid, in which event this Bond shall bear interest from such May 1 or November 1, or unless no interest has been paid on this Bond, in which event this Bond shall bear interest from the date hereof (provided, however, that with respect to the initial interest period ending on May 1, 2009, interest shall accrue from November 3, 2008), at the rate of Seven Per Cent (7.00%) per annum (calculated on the basis of a year of 360 days consisting of twelve 30-day months), payable at or before 9:00 a.m., Chicago time, on May 1 or November 1 of each year, commencing May 1, 2009 until payment in full of such principal sum.  Interest shall also accrue on any overdue principal, Make-Whole Amount, if any, and (to the extent that such interest shall be legally enforceable) on any overdue installment of interest until paid at the Overdue Rate.  Overdue Rate shall mean the rate of interest that is the greater of (i) 1% per annum above the rate of interest stated as the coupon rate of the bonds of Series O or (ii) 1% over the rate of interest publicly announced by Citibank N.A. in New York, New York as its

“base” or “prime” rate.  Subject to Section 9 of the Bond Purchase Agreement, the bonds of Series O shall be payable both as to principal and interest, and as to Make-Whole Amount (as hereinafter defined), if any, in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, at the office or agency of the Trustee in St. Paul, Minnesota.

This Bond is one of the First Mortgage Bonds of the Company, all issued and to be issued in series, from time to time, under and in accordance with and, irrespective of the time of issue or of the series in which issued or the designation thereof, equally secured by the Indenture dated as of April 1, 1955 (the “Original Indenture”), as supplemented and amended by supplemental indentures dated as of July 1, 1957, as of December 1, 1961, as of December 20, 1963, as of May 1, 1964, as of February 1, 1970, as of October 1, 1973, as of February 15, 1977, as of September 15, 1980, as of December 1, 1987, as of November 1, 1990, as of October 1, 1992, as of April 1, 1993, as of December 1, 1998, as of April 15, 2003 and the Supplemental Indenture dated as of November 1, 2008 relating to the hereinafter described Series O Bonds (the “Supplemental Indenture”).  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed thereto in the Supplemental Indenture.  The word “Indenture”, as used in this Bond, shall mean said Original Indenture, as amended and supplemented from time to time by indentures supplemental thereto, including the Supplemental Indenture.  The word “Company”, as used in this Bond, shall be construed to include any successor corporation, as defined in the Indenture.  The word “Trustee”, as used in this Bond, shall be construed to mean and include U.S. Bank National Association (successor to Continental Bank, National Association), as trustee under the Indenture, and any successor trustee thereunder.  Reference is hereby made to the Indenture and all indentures supplemental thereto for a description of the property mortgaged and pledged (except that certain parcels described in the Indenture and in said supplemental indentures have been released from the lien of the Indenture pursuant to the terms thereof), the nature and extent of the security and the terms and conditions governing the issuance and security of the bonds issued or to be issued under the Indenture.  As provided in the Indenture, the bonds may be for various principal sums, are issuable in series, may bear interest at different rates and may otherwise vary as provided therein.  This Bond is one of the series of such First Mortgage Bonds designated as “First Mortgage 7.00% Bonds, Series O”, hereinafter called the “Series O Bonds”.

The Series O Bonds shall be deliverable in the form of registered Bonds without coupons in the denominations of $100,000 and any integral multiple thereof.

As more fully described in the Supplemental Indenture, the Company reserves the right, without any consent or other action by holders of the Series O Bonds or the bonds of any subsequent series, to amend the Indenture to provide that the Indenture, the rights and obligations of the Company and the rights of the bondholders may be modified with the consent of the holders of not less than 60% in aggregate principal amount of the bonds adversely affected; provided, however, that no modification shall (1) extend the maturity of any of the Series O Bonds or reduce the rate or extend the time of payment of interest thereon, or reduce the amount of principal thereof (or with respect to the Series O Bonds change the amount or time of any prepayment or payment of principal or of any payment of interest or reduce the rate of interest or change the method of computation of interest or of the Make-Whole Amount), or reduce the Make-Whole Amount, if any, payable on redemption thereof or change the coin or currency in which any bond or interest thereon or Make-Whole Amount, if any, is payable without the consent of the holder of each bond so affected, (2) permit the creation of any lien, not otherwise permitted, prior to or on a parity with the lien of the Indenture, without the consent of the holders of all bonds then outstanding, or (3) reduce the above percentage of the principal amount of bonds the holders of which are required to approve any such modification without the consent of the holders of all bonds then outstanding.

The Series O Bonds are subject to mandatory redemption in whole, upon the notice and in the manner and with the effect provided in the Indenture, at a redemption price equal to 100% of the principal amount thereof, plus accrued interest, if any, to the redemption date in the event that all or substantially all of the mortgaged property shall be sold or taken by the power of eminent domain or otherwise.

Notice of any mandatory redemption of the Series O Bonds shall be given by mailing by first-class mail, postage prepaid, at least thirty (30) days and not more than sixty (60) days prior to the redemption date, to the holders of all such bonds to be redeemed at their last addresses that shall appear upon the registry book, all as more fully provided in the Indenture.  Notice of redemption having been duly given, the bonds called for redemption shall become due and payable upon the redemption date and, if the redemption price shall have been deposited with the Trustee, interest thereon shall cease to accrue on and after the redemption date, and whenever the redemption price thereof shall have been deposited with the Trustee and notice of redemption shall have been duly given or provision therefore made, such bonds shall no longer be entitled to any lien or benefit of the Indenture.

The Company may, at its option, upon notice as provided in the Supplemental Indenture, prepay at any time all or from time to time, any part of the Series O Bonds at 100% of the principal amount so prepaid, and the Make-Whole Amount, determined in accordance with Section 1.03(b) of the Supplemental Indenture with respect to such principal amount together with accrued and unpaid interest thereon.  Reference is made to the Supplemental Indenture for the terms and conditions of such prepayment and the definition of Make-Whole Amount.

In case of certain events of default specified in the Indenture, the principal of all bonds issued and outstanding thereunder may be declared or may become due and payable in the manner and with the effect provided in the Indenture.

No recourse shall be had for the payment of the principal of, Make-Whole Amount, if any, or interest on this Bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, to or against any incorporator, stockholder, director or officer, past, present or future, of the Company, either directly or through the Company, under any constitution or statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability of incorporators, stockholders, directors and officers being released by the holder hereof by the acceptance of this Bond, and being likewise waived and released by the terms of the Indenture.

This Bond is transferable by the registered holder hereof in person or by a duly authorized attorney at the office or agency of the Trustee in the City of St. Paul, State of Minnesota, upon surrender and cancellation of this Bond, and thereupon a new registered bond or bonds, without coupons, of the same series and for the same aggregate principal amount will be issued to the transferee in exchange herefor.

The Company and the Trustee and any paying agent may deem and treat the person in whose name this Bond is registered as the absolute owner hereof for the purpose of receiving payment and for all other purposes and neither the Company nor the Trustee nor any paying agent shall be affected by any notice to the contrary.

This Bond shall not be entitled to any security or benefit under the Indenture, and shall not become valid or obligatory for any purpose, until this Bond shall have been authenticated by the execution of the certificate, hereon endorsed, by the Trustee or its successor in trust under the Indenture.

This Bond shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Bond shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of such State that would permit the application of the laws of a jurisdiction other than such State.

In witness whereof, the Company has caused this Bond to be executed in its name by its President, Executive Vice President, Chief Financial Officer, Treasurer or a Vice President manually or in facsimile, and has caused its corporate seal manually or in facsimile to be hereto affixed, attested by the manual or facsimile signature of its Secretary or of an Assistant Secretary.

Dated:  ____________________

North Shore Gas Company

By:_____________________________
Its:_____________________________

Attest:

By:_____________________
Its:_____________________

(Form of Trustee’s Certificate)

This bond is one of the bonds of the series designated, referred to and described in the within-mentioned Indenture.

U.S. Bank National Association

By: ___________________
Authorized Officer

_____________

ASSIGNMENT

For value received, the undersigned hereby sell(s) and transfer(s) unto:

PLEASE INSERT IDENTIFYING NUMBER OF ASSIGNEE:____________________________________________________

_____________________________________________________________________________________________________________________________
(Please print or typewrite name and address, including zip code of assignee)

the within Bond and all rights thereunder, hereby irrevocably constituting and appointing ___________ Attorney to transfer said Note on the books of the Trustee with full power of substitution in the premises.

Dated:___________________

________________________
Notice: The signature to this Assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement, or any changes whatever.